EXHIBIT 99.1

Contact:

URS Corporation Sam Ramraj Vice President Investor Relations (415) 774-2700	Sard Verbinnen & Co Jamie Tully/Briana Kelly (212) 687-8080

URS ANNOUNCES NEW $1.7 BILLION CREDIT FACILITY

New Facility Will Support Ongoing Operations;
Replaces and Improves Prior Credit Facility

SAN FRANCISCO, CA – October 19, 2011 – URS Corporation (NYSE: URS) today announced that it has entered into a new, five-year $1.7 billion senior credit facility.  The new credit facility, which replaces and improves the Company’s prior facility, will support URS’ ongoing operations and global expansion.  It matures in October 2016 and includes a $700 million term loan facility and $1.0 billion revolving credit facility.  The initial interest rate on the new facility is LIBOR plus 150 basis points.

The new credit facility allows URS to borrow up to $400 million in select foreign currencies.  It also includes an option permitting URS to increase the size of the revolving credit facility or obtain an additional term loan of up to a total additional $1.0 billion by receiving commitments from new or existing lenders.

H. Thomas Hicks, Chief Financial Officer of URS, said: “We are pleased with the success of the bank syndication of our credit facility, which we believe reflects the strength of our financial position and the benefit of the recent upgrade of our credit rating to investment-grade status by both Standard & Poor’s and Moody’s.  This facility provides us with increased financial flexibility, including the ability to borrow in certain foreign currencies, which is an important feature given our plans to continue to expand our business in key global markets outside of the U.S.”

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The new credit facility was provided by a syndicate of banks, led by Bank of America Merrill Lynch, Wells Fargo Securities, BNP Paribas Group and Citigroup Global Markets Inc.  Proceeds from the new credit facility were used to repay borrowings under URS’ previous senior secured credit facility, which included a $700 million revolving credit facility and outstanding term loans of $625 million.  URS may use any future borrowings from the credit facility for general corporate purposes, including funding acquisitions and repurchasing its common stock.

URS Corporation is a leading provider of engineering, construction, and technical services for public agencies and private sector companies around the world.  The Company offers a full range of program management; planning, design and engineering; systems engineering and technical assistance; construction and construction management; operations and maintenance; and decommissioning and closure services.  URS provides services for power, infrastructure, industrial and commercial, and federal projects and programs.  Headquartered in San Francisco, URS Corporation has approximately 48,000 employees in a network of offices in more than 40 countries (www.urs.com).

Statements contained in this press release that are not historical facts may constitute forward-looking statements, including statements relating to future uses of our credit facility and other business, economic and industry projections.  We believe that our expectations are reasonable and are based on reasonable assumptions; however, we caution against relying on any of our forward-looking statements as such forward-looking statements by their nature involve risks and uncertainties. A variety of factors, including but not limited to the following, could cause our business and financial results, as well as the timing of events, to differ materially from those expressed or implied in our forward-looking statements: declines in the economy or client spending; changes in our book of business; our compliance with government contract procurement regulations; our ability to procure government contracts; liabilities for pending and future litigation; environmental liabilities; availability of bonding and insurance; our reliance on government appropriations; unilateral termination provisions in government contracts; our ability to make accurate estimates and assumptions; our accounting policies; workforce utilization; our and our partners' ability to bid on, win, perform and renew contracts and projects; liquidated damages; our dependence on partners, subcontractors and suppliers; customer payment defaults; our ability to recover on claims; impact of target and fixed-priced contracts on earnings; the inherent dangers at our project sites; impairment of our goodwill; the impact of changes in laws and regulations; our leveraged position and the ability to service our

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debt; restrictive covenants in our credit agreement; risks associated with international operations; business activities in high security risk countries; and other factors discussed more fully in our Form 10-Q for the period ended July 1, 2011, as well as in other reports subsequently filed from time to time with the United States Securities and Exchange Commission. The forward-looking statements represent our current intentions as of the date on which they were made and we assume no obligation to revise or update any forward-looking statements.

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